Exhibit 10.16

LOAN AND SECURITY AGREEMENT

Dated as of July 6, 2015

MARQUIS AFFILIATED HOLDINGS LLC,

MARQUIS INDUSTRIES, INC.,

A-O INDUSTRIES, LLC,

ASTRO CARPET MILLS, LLC,

CONSTELLATION INDUSTRIES, LLC,

and

S F COMMERCIAL PROPERTIES, LLC,

as Borrowers

BANK OF AMERICA, N.A.,

as Lender

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8.2.	Accounts	41
8.3.	Inventory	42
8.4.	Equipment	42
8.5.	Deposit Accounts	43
8.6.	General Provisions	43
8.7.	Power of Attorney	44
Section 9.	REPRESENTATIONS AND WARRANTIES	45
9.1.	General Representations and Warranties	45
9.2.	Complete Disclosure	49
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	49
10.1.	Affirmative Covenants	49
10.2.	Negative Covenants	53
10.3.	Financial Covenants	56
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	57
11.1.	Events of Default	57
11.2.	Remedies upon Default	58
11.3.	License	58
11.4.	Setoff	59
11.5.	Remedies Cumulative; No Waiver	59
Section 12.	MISCELLANEOUS	59
12.1.	Amendments and Waivers	59
12.2.	Indemnity	59
12.3.	Notices and Communications	60
12.4.	Performance of Borrowers' Obligations	61
12.5.	Credit Inquiries	61
12.6.	Severability	61
12.7.	Cumulative Effect; Conflict of Terms	61
12.8.	Counterparts	61
12.9.	Entire Agreement	61
12.10.	No Control; No Advisory or Fiduciary Responsibility	61
12.11.	Confidentiality	62
12.12.	GOVERNING LAW	62
12.13.	Consent to Forum	62
12.14.	Waivers by Borrowers	63
12.15.	Patriot Act Notice	63
12.16.	NO ORAL AGREEMENT	63

LIST OF SCHEDULES

Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.10	Brokers
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.120	Labor Relations
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LIST OF EXHIBITS

Exhibit A	Historical EBITDA / Fixed Charge Coverage Ratio Calculations

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of July 6, 2015, among MARQUIS AFFILIATED HOLDINGS LLC, a Delaware limited liability company ("Holdings"), MARQUIS INDUSTRIES, INC., a Georgia corporation ("Marquis"), A-O INDUSTRIES, LLC, a Georgia limited liability company ("A-O"), ASTRO CARPET MILLS, LLC, a Georgia limited liability company ("Astro"), CONSTELLATION INDUSTRIES, LLC, a Georgia limited liability company ("Constellation"), and S F COMMERCIAL PROPERTIES, LLC, a Georgia limited liability company ("SF Commercial"; and together with Holdings, Marquis, A-O, Astro and Constellation, collectively, "Borrowers" and each individually, a "Borrower"), and BANK OF AMERICA, N.A., a national banking association ("Lender").

R E C I T A L S:

On the date of this Agreement, Holdings acquired all of the capital stock of Marquis (the "Marquis Acquisition") pursuant to that certain Purchase Agreement, dated July 6, 2015, by and among Live Ventures Inc., a Nevada corporation ("Live Ventures"), Marquis, all of its stockholders, Timothy A. Bailey, a Georgia resident, ("Bailey"), Larry Heckman, a Georgia resident ("Heckman"), David Stokes, a Georgia resident ("Stokes"), and Mark Rowland, a Georgia resident ("Rowland", with Bailey, Heckman, Stokes, and Rowland, individually and interchangeably, a "Seller", and, in the aggregate, the "Sellers"), and Holdings (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the "Marquis SPA" and, together with each other material agreement, instrument, certificates, schedule, exhibit, annex and rider executed in connection therewith or contemplated thereby, collectively, the "Marquis SPA Documents").

The Marquis Acquisition was funded solely with proceeds from (a) the Loans (as defined below), (b) term loan indebtedness from Isaac Capital Fund I, LLC, a Georgia limited liability company ("Mezzanine Lender"), in an amount equal to $7,000,000 (the "Mezzanine Debt") pursuant to that certain Loan Agreement dated as of the date hereof by and among Mezzanine Lender and Borrowers (the "Mezzanine Loan Agreement" and, together with all of the documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith or contemplated thereby, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Debt and Lien Subordination Agreement (as defined below), collectively, the "Mezzanine Debt Documents") and (c) an equity contribution from, among others, Live Ventures, Bailey, Heckman, Stokes, and Rowland, in an aggregate amount not less than $6,000,000.00 (the "Equity Contribution" and, all of the documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith or contemplated thereby, collectively, the "Equity Contribution Documents").

Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1.           Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

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Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

Allocable Amount: as defined in Section 5.9.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Fixed Charge Coverage

Ratio:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans	Base Rate Term Loans	LIBOR Term Loans
I	>2.00 to 1.00	0.50%	1.50%	0.75%	1.75%
II	<2.00 to 1.00 but >1.50 to 1.00	0.75%	1.75%	1.00%	2.00%
III	<1.50 to 1.00 but >1.20 to 1.00	1.00%	2.00%	1.25%	2.25%
IV	<1.2x	1.25%	2.25%	1.50%	2.50%

Until November 3, 2015, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease by Lender on the third Business Day of the second calendar month following each Fiscal Quarter end. If Lender is unable to calculate the Fixed Charge Coverage Ratio due to Borrowers' failure to deliver any financial statements when required hereunder, then, at the option of Lender, margins shall be determined as if Level IV were applicable until the third Business Day of the second calendar month following its receipt.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

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Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Lender's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; and (f) such additional reserves, in such amounts and with respect to such matters, as Lender in its Permitted Discretion may elect to impose from time to time.

Bank Product: any of the following products, services or facilities extended to an Obligor or any Subsidiary of an Obligor by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services provided to any Obligor or any Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt, obligations and other liabilities of an Obligor or any Subsidiary of an Obligor with respect to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its Permitted Discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.3.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Revolver Commitment; or (b) the sum of the Accounts Formula Amount, plus the Factored Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, in form reasonably satisfactory to Lender and substance satisfactory to Lender, by which Borrowers certify the Borrowing Base and certain other matters set forth therein.

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Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Georgia, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender's Liens.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products but excluding unasserted inchoate or contingent indemnification obligations), Lender's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank (including Lender) organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

Cash Management Services: services provided from time to time by Lender or any of its Affiliates to Obligors or any Subsidiary relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

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Change of Control: (a) Jon Isaac ceases to (i) own and control, beneficially and of record, directly or indirectly, at least 25% of the Equity Interests of Live (or Live Ventures after the Live Restructuring Transaction), and (ii) be the Chief Executive Officer of Live (or Live Ventures after the Live Restructuring Transaction) or the Chairman of the Board of Directors of Live (or Live Ventures after the Live Restructuring Transaction); (b) Live (or Live Ventures after the Live Restructuring Transaction) ceases to own and control, beneficially and of record, directly or indirectly, at least 80% of Holdings; (c) Holdings ceases to own and control, beneficially and of record, at least 100% of the Equity Interests of Marquis; (d) Marquis ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers (other than Holdings) except as a result of a transaction specifically permitted by this Agreement; (e) a change in the majority of directors of Holdings during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (f) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 11.2.

Commitments: the Revolver Commitment and Term Loan Commitment.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form reasonably satisfactory to Lender and substance satisfactory to Lender, by which Borrowers certify compliance with Section 10.3 and certain other matters set forth therein.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

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Copyright Security Agreement: that certain Copyright Security Agreement dated as of the Closing Date by and among Borrowers and Lender.

Credit Insurance Loss Payable Endorsement: a loss payable endorsement in favor of Lender from the issuer of any credit insurance with respect to Accounts of any Borrower that is reasonably acceptable to Lender.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt and Lien Subordination Agreement: the Debt and Lien Subordination Agreement of even date herewith, between Mezzanine Lender and Lender, relating to the Mezzanine Debt.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreement: a control agreement reasonably satisfactory to Lender executed by an institution maintaining a Deposit Account for an Obligor, to perfect Lender's Lien on such account.

Dilution Percent: the percent, determined for Borrowers' most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve against Availability equal to the sum by which the Dilution Percent exceeds 5.0% multiplied by the Dollar amount of Eligible Accounts or Eligible Factoring Credit Balances, as applicable.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

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Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, transaction costs associated with the Transactions not to exceed $1,000,000, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains, losses on impairment of long-lived assets and goodwill, unrealized gains and losses resulting in changes from fair values of derivatives and financial instruments (including changes in fair value of contingent consideration related to business combinations), directly related charges related to the consummation of business combinations, non-cash severance and restructuring charges, gains arising from the write-up of assets, extraordinary gains and losses (including losses and gains from extinguishment of debt) and non- recurring expenses and income which do not represent cash items in such period (in each case, to the extent included in determining net income). For purposes of this Agreement, EBITDA and its components for the 12 months prior to the Closing Date is as shown on Exhibit A.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Lender, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) it is owing by (i) any Account Debtor (other than Menard, Inc. ("Menards") whose otherwise Eligible Accounts, in face amount, exceed 10% of the aggregate Eligible Accounts plus Eligible Factoring Credit Balances of Borrowers (or such higher percentage as Lender may establish for the Account Debtor from time to time), but only to the extent of such excess, (ii) Menards, if the otherwise Eligible Accounts of Menards, in face amount, exceed 20% of the aggregate Eligible Accounts plus Eligible Factoring Credit Balances of Borrowers (or such higher percentage as Lender may establish for Menards from time to time), but only to the extent of such excess; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, unless (i) such Account Debtor (A) is a debtor-in-possession in a case then pending under chapter 11 of the Bankruptcy Code, (B) has established debtor-in-possession financing satisfactory to Lender in its sole discretion and (C) otherwise satisfied each of the requirements set forth in this definition of Eligible Account, or is subject to Sanctions or any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Lender) or credit insurance satisfactory in all respects to Lender in its Permitted Discretion; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than, subject to the Debt and Lien Subordination Agreement or any subordination agreement for any other Subordinated Debt, Mezzanine Lender’s Lien and any Lien of a lender of other Subordinated Debt); (j) the goods giving rise to it have not been delivered to the Account Debtor or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued on behalf of a Borrower; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it is a Factored Account, it has been charged back to a Borrower by a Factor under a Factoring Agreement, it is subject to reserves by a Factor or the Factor has advanced on it. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

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Eligible Factoring Credit Balances: such Factoring Credit Balances that Lender, in its Permitted Discretion, determines to meet all of the following requirements: (i) such Factoring Credit Balances have been assigned to Lender pursuant to a Factor Intercreditor Agreement and are subject to Lender's duly perfected, first priority security interest and no other Lien except a Permitted Lien, (ii) such Factoring Credit Balances are not subject to any present or contingent offset, deduction or counterclaim including any such offset, deduction or counterclaim arising out of any Borrower's breach of any representation, warranty, agreement or covenant under the applicable Factoring Agreement, and (iii) such Factoring Credit Balances are not determined by Lender, in its Permitted Discretion, to be ineligible for any other reason.

Eligible Inventory: Inventory owned by a Borrower that Lender, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from an entity subject to Sanctions or any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender's duly perfected, first priority Lien, and no other Lien (other than, subject to the Debt and Lien Subordination Agreement or any subordination agreement for any other Subordinated Debt, Mezzanine Lender’s Lien and any Lien of a lender of other Subordinated Debt); (h) is within the continental United States, is not in transit except between locations of Borrowers or between locations of a Borrower and any outside processor if such processor has delivered an appropriate Lien Waiver to Lender, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower's or Lender's right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report (except for Inventory located at any outside processor).

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, credit bid, action in an Obligor's Insolvency Proceeding or otherwise).

Environmental Agreement: an agreement of an Obligor to indemnify Lender from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

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Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Contribution: shall have the meaning ascribed to it in the recitals hereto.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Interest Pledge Agreement: that certain Pledge Agreement dated as of the Closing Date by and among Holdings, Marquis and Lender.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excluded Assets:

(a)  any rights of an Obligor in any contract, license, right or other agreement if under the terms thereof, or any Applicable Law with respect thereto, the valid grant of a security interest therein to Lender is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under Applicable Law, such prohibition cannot be waived; provided however that (i) the "Excluded Assets" shall not be interpreted (A) to apply to any contract, license, right or other agreement to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409 or any other Applicable Law), or (B) so as to limit, impair or otherwise affect Lender's unconditional continuing security interest in and Lien upon any rights or interests of such Obligor in or to moneys due or to become due under any such contract, license, right or other agreement (including any Accounts), and (ii) notwithstanding the foregoing, Lender's security interest in any such contract, license, right or other agreement shall attach immediately (and thus become Collateral hereunder) at such time as the condition causing such prohibition or default is remedied or removed, and

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(b)   any intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein to Lender would impair the validity or enforceability of such intent-to-use trademark application or the trademark that is the subject of such application under federal law;

provided that "Excluded Assets" shall not include any right to receive proceeds from the sale or other disposition of any Excluded Asset or any proceeds, products, substitutions or replacements of Excluded Assets.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its lending office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; and (b) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Factor: The CIT Group/Commercial Services, Inc., Branch Banking and Trust Company or any other factor reasonably acceptable to, and agreed to in writing by, Lender, and "Factors" means all of such entities collectively.

Factor Intercreditor Agreement: an assignment of factoring credit balances and intercreditor agreement (or document of similar name) among a Borrower, Lender and a Factor, in form and substance acceptable to Lender, pursuant to which such Borrower assigns to Lender the right to receive monies due under the applicable Factoring Agreement and the Factor agrees not to (a) advance or loan funds to such Borrower or guarantee obligations of such Borrower (except to the extent the Factor agrees not to offset amounts payable to it with respect thereto against amounts due under the Factoring Agreement), or (b) offset ledger debt against amounts due under the applicable Factoring Agreement, and "Factor Intercreditor Agreements" means all such agreements collectively.

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Factored Account: shall mean an account of a Borrower which is factored by a Factor under a Factoring Agreement.

Factored Accounts Formula Amount: on any date of determination thereof, an amount equal to 85% (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the net amount of Eligible Factoring Credit Balances on such date.

Factoring Agreement: a factoring agreement by and between a Factor and a Borrower, in form and substance reasonably acceptable to Lender, with respect to the factoring of Accounts arising from sales by such Borrower to Account Debtors located in the United States of America, and "Factoring Agreements" means all such agreements collectively.

Factoring Credit Balances: the aggregate of the outstanding net amount payable by the Factors to Borrowers at any time for Accounts factored under the Factoring Agreements by Borrowers with the Factors so long as such Accounts would satisfy all of the criteria for Eligible Accounts, as determined by Lender, in its Permitted Discretion, except that such Account is a Factored Account.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on September 30 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), to (b) Fixed Charges. For purposes of this Agreement, Fixed Charge Coverage Ratio and its components for the 12 months prior to the Closing Date is as shown on Exhibit A.

Fixed Charges: the sum of interest expense (other than payment-in-kind) and principal payments made on Borrowed Money, income taxes paid in cash and Distributions made (excluding (a) Upstream Payments and (b) Distributions made on or about the Closing Date that relate to transactions contemplated by the Marquis SPA Documents, as in effect on the Closing Date).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

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Foreign Subsidiary: a Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date. The Revolver Loans shall not be deemed to have been paid in full unless the Revolver Commitment has terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, county, municipal, foreign or other governmental agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.9.3.

Guarantors: each Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.

Hedging Agreement: any "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender, other Secured Parties, and their officers, directors, employees, Affiliates, agents and attorneys.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other applicable insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

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Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower's business (but excluding Equipment).

Inventory Formula Amount: the lesser of (i) $7,500,000; (ii) 65% of the Value of Eligible Inventory; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory. As used in this definition of Inventory Formula Amount, advance rates shall be determined by an appraisal firm satisfactory to Lender, in its Permitted Discretion, with the advance rate for purposes of clause (ii) of this definition of Inventory Formula Amount for each individual category of raw materials, work-in-process and finished goods not to exceed 70% and with the overall advance rate for all three of such categories (i.e., raw materials, work-in-process and finished goods) not to exceed 65%. For the avoidance of doubt, on the Closing Date, the individual advance rate for purposes of clause (ii) of this definition of Inventory Formula Amount shall be 55.3% for raw materials, 0% for work-in-process and 70.0% for finished goods.

Inventory Reserve: reserves established by Lender in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person; provided, that, Capital Expenditures shall not in and of themselves constitute "Investments".

IRS: the United States Internal Revenue Service.

LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance satisfactory to Lender.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Lender; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Lender in connection with issuance, amendment, renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent, in form satisfactory to Lender.

Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Lender for the account or benefit of an Obligor or a Subsidiary of an Obligor.

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Letter of Credit Subline: $1,500,000.

LIBOR: for any Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate or successor thereto if such association is no longer making such rate available, as published by Reuters (or other commercially available source designated by Lender); or (b) if the rate described in clause (a) is unavailable for any reason, the interest rate at which Dollar deposits in the approximate amount of the Loan would be offered by Lender's London branch to major banks in the London interbank Eurodollar market.

LIBOR Loan: each set of LIBOR Revolver Loans or LIBOR Term Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan: a Term Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property (other than off-the-shelf software) in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which

(a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Live: LiveDeal, Inc., a Nevada corporation.

Live Restructuring Transaction: a transaction anticipated to be consummated after the Closing Date pursuant to which Live becomes a wholly-owned subsidiary of Live Ventures, Live ceases to be publicly traded and Live Ventures becomes publicly traded.

Loan: a Revolver Loan or Term Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

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Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Marquis Acquisition: shall have the meaning ascribed to it in the recitals hereto.

Marquis SPA: shall have the meaning ascribed to it in the recitals hereto.

Marquis SPA Documents: shall have the meaning ascribed to it in the recitals hereto.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender's Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any material Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $1,000,000 or more.

Mezzanine Debt: shall have the meaning ascribed to it in the recitals hereto.

Mezzanine Debt Documents: shall have the meaning ascribed to it in the recitals hereto.

Mezzanine Lender: shall have the meaning ascribed to it in the recitals hereto.

Mezzanine Loan Agreement: shall have the meaning ascribed to it in the recitals hereto.

Moody's: Moody's Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Lender, as security for its Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of bona fide direct costs incurred in connection therewith, including (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions and fees of accountants, investment bankers and consultants; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers' Inventory performed by an appraiser and on terms satisfactory to Lender.

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Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Lender.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Lender.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Bank Product Debt, and (e) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: the Debt and Lien Subordination Agreement and each LC Document, Lien Waiver, Release Agreement, Real Estate Related Document, Borrowing Base Certificate, Credit Insurance Loss Payable Endorsement, Compliance Certificate, financial statement or report delivered hereunder, each Factor Intercreditor Agreement, or any other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Overadvance: as defined in Section 2.1.4.

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Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and had positive unadjusted EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(g) or (i); (e) Lender has received the financial statements required under Section 10.1.2(a)(ii); (f) the total consideration (including deferred payment obligations and Debt assumed or incurred), when aggregated with the total consideration for all other Acquisitions made during the preceding 12 months, is less than $5,000,000; (g) Availability on each day during the 90 day period immediately preceding such Acquisition calculated on a pro forma basis assuming such Acquisition occurred on the first day of such period (including any Loans made hereunder to finance such Acquisition) shall be greater than or equal to $4,000,000; (h) Availability, on the date of such Acquisition, immediately after giving pro forma effect to the consummation of such Acquisition (including any Loans made hereunder to finance such Acquisition) shall be greater than or equal to $4,000,000; (i) Lender has received evidence that after giving effect to the consummation of such Acquisition, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended; (j) at the time of any such proposed Acquisition, the outstanding balance of the Term Loan is less than or equal to $4,500,000; and (k) Borrowers deliver to Lender, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Lender, stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Lender, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $500,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable or replaced in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, where such termination could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor's default; (e) sales of Factored Accounts to a Factor pursuant to a Factoring Agreement; (f) a discount or other compromise for less than face value of notes or Accounts in the Ordinary Course of Business; (g) a sale or disposition to a Borrower to the extent permitted herein; (h) transfers of Property subject to condemnation or casualty events; (i) as long as no Default or Event of Default is continuing or would result therefrom, any other disposition of Property other than Accounts or Inventory for fair market value so long as (i) at least 75% of the consideration received for such sale shall be cash and (ii) the Value of the Property so disposed shall not exceed $1,000,000 per Fiscal Year; or (j) approved in writing by Lender.

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Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to workers' compensation claims, self-insurance obligations, surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $500,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 10.2.2.

Permitted Non-Tax Distributions: Distributions by Holdings to holders of its Equity Interests so long as the following conditions are satisfied: (a) no Default or Event of Default has occurred or would result from such Distribution, (b) Lender has received the financial statements required under Section 10.1.2(a)(ii), (c) Lender has received evidence that after giving effect to the consummation of such Distribution, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended, (d) Availability on each day during the 90 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to $4,000,000, (e) Availability, on the date of such Distribution, immediately after giving pro forma effect to the consummation of such Distribution (including any Loans made hereunder to finance such Distribution) shall be greater than or equal to $4,000,000 and (f) at the time of any such proposed Distribution, the outstanding balance of the Term Loan is less than or equal to $4,500,000.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed

$5,000,000 at any time.

Permitted Tax Distributions: for so long as Holdings is taxed as a partnership for federal income tax purposes in accordance with the Code, a cash Distribution by Holdings to holders of its Equity Interests no more frequently than once each Fiscal Quarter (each a "Tax Distribution") based upon the consolidated taxable income of Borrowers under Section 703 of the Code in an amount that is not in excess of the amount necessary to pay federal, state and local income taxes (including quarterly estimated tax payments) solely attributable to the holders’ distributive shares of the consolidated taxable income of Borrowers determined assuming each holder is subject to taxation at a rate that is equal to the highest federal, state and local income tax rate payable by any holder of Equity Interests in Borrowers for the applicable tax year. If any Tax Distribution is made as set forth in Section 10.2.4, Borrowers shall deliver to Lender, as soon as practicable following the last day of the taxable year of Borrowers for which any such Tax Distribution is made, a true and correct copy of each Schedule K-1 delivered by Borrowers to the holders of its Equity Interests for such taxable year.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

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Platform: as defined in Section 12.3.3.

Prime Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Lender shall take effect at the opening of business on the day specified in the announcement.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (including equipment and vehicles); (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets (including equipment and vehicles), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, and a weighted average life no less than the Debt being extended, renewed or refinanced and an interest rate at a rate that does not exceed a rate that is 4.00% higher than the interest rate of the Debt being extended, renewed or refinanced; (c) if such Refinancing Debt is in relation to Subordinated Debt, (i) such Refinancing Debt satisfies all of the requirements under this Agreement to constitute Subordinated Debt, (ii) the subordination agreement with respect thereto is not materially less favorable to Lender than the subordination agreement with respect to the Subordinated Debt being extended, renewed or refinanced, and (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it taken as a whole are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

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Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c) or (e).

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Lender and received by Lender for review at least 5 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Lender's interest under the Mortgage and all endorsements thereto and affirmative coverages thereunder required by Lender, by an insurer reasonably acceptable to Lender, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Lender may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Lender or, if acceptable to title insurer to remove the general survey exception from and to provide the endorsements to and affirmative coverages under the mortgagee title policy described in clause (a) above, a non-current, as-built survey of the Real Estate and a "no change affidavit" from the applicable Borrower; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer reasonably acceptable to Lender; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance reasonably satisfactory to Lender; (f) an environmental assessment, prepared by environmental engineers acceptable to Lender, and such other reports, certificates, studies or data as Lender may reasonably require; and (g) an Environmental Agreement and such other documents, instruments or agreements as Lender may reasonably require with respect to any environmental risks regarding the Real Estate.

Release Agreement: the Release Agreement dated on or about the Closing Date from FHL Capital Corporation in favor of Lender.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral (and in the case of a processor in possession of Inventory that constitutes Eligible Inventory, all amounts owing to such processor, whether or not such amounts are past due); and (b) a reserve equal to three months' rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Lender's Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; and (e) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) so long as (i) no Default or Event of Default has occurred or would result from such Investment, (b) Lender has received the financial statements required under Section 10.1.2(a)(ii), (c) Lender has received evidence that after giving effect to the consummation of such Investment, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended, (d) Availability on each day during the 90 day period immediately preceding such Investment calculated on a pro forma basis assuming such Investment occurred on the first day of such period (including any Loans made hereunder to finance such Investment) shall be greater than or equal to $4,000,000, (e) Availability, on the date of such Investment, immediately after giving pro forma effect to the consummation of such Investment (including any Loans made hereunder to finance such Investment) shall be greater than or equal to $4,000,000 and (f) at the time of any such proposed Investment, the outstanding balance of the Term Loan is less than or equal to $4,500,000.

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Restrictive Agreement: an agreement (other than a Loan Document, a Mezzanine Debt Document or a document relating to Subordinated Debt) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: Lender's obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $15,000,000 in the aggregate.

Revolver Loan: a loan made pursuant to Section 2.1.

Revolver Termination Date: July 6, 2020.

Revolver Usage: the aggregate amount of outstanding Revolver Loans, plus the aggregate Stated Amount of outstanding Letters of Credit.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Secured Parties: Lender and providers of Bank Products.

Security Documents: the Equity Interest Pledge Agreement, Guaranties, Mortgages, Trademark Security Agreement, Copyright Security Agreement, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

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Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.9.3).

Stated Amount: the stated amount of a Letter of Credit, including any automatic increase provided by the terms of the Letter of Credit or related LC Documents, whether or not then effective.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Lender, including the Mezzanine Debt.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: a loan made pursuant to Section 2.2.

Term Loan Commitment: Lender's obligation to make a Term Loan in an amount up to $7,787,662.

Term Loan Maturity Date: July 6, 2020.

Trademark Security Agreement: that certain Trademark Security Agreement dated as of the Closing Date by and among Marquis and Lender.

Transactions: collectively, the transactions contemplated in connection with the consummation of the initial Loans made under this Agreement on the Closing Date, the consummation of the transactions contemplated by the Mezzanine Debt Documents and the Equity Contribution and the consummation of the Marquis Acquisition.

UCC: the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to 0.25%.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

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Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2.           Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Lender to take into account the effects of the change.

1.3.           Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Georgia from time to time: "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right" and "Supporting Obligation."

1.4.           Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender's notice address under Section 12.3.1; or (g) except where otherwise qualified herein, discretion of Lender mean its sole and absolute discretion. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Lender (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2. CREDIT FACILITIES

2.1.           Revolver Commitment.

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2.1.1.       Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrowers in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base.

2.1.2.       Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of the Transactions; (c) to pay a portion of the purchase price for the Marquis Acquisition; (d) to pay Obligations in accordance with this Agreement; and (e) for other lawful corporate purposes of Borrowers, including working capital.

2.1.3. Voluntary Reduction or Termination of Revolver Commitment.

(a)              The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 15 days prior written notice to Lender at any time, Borrowers may, at their option, terminate the Revolver Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable but, subject to Lender's discretion, may be conditioned upon the closing of a refinancing transaction. On the Revolver Termination Date, Borrowers shall make Full Payment of all Obligations.

(b)             Borrowers may permanently reduce the Revolver Commitment upon at least 15 days prior written notice to Lender, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, however, that the Revolver Commitment may not be reduced below $10,000,000 except in connection with a termination of the Revolver Commitment under Section 2.1.3(a). Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof.

2.1.4.       Overadvances. If Revolver Usage exceeds the Borrowing Base ("Overadvance") at any time, the excess amount shall be payable by Borrowers on demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance by Lender shall not constitute a waiver of the Event of Default caused thereby.

2.2.           Term Loan Commitment. Lender agrees, on the terms set forth herein, to make a Term Loan to Borrowers in an amount up to the Term Loan Commitment. The Term Loan shall be funded by Lender on the Closing Date and the Term Loan Commitment shall expire upon funding.

2.3. Letter of Credit Facility.

2.3.1.       Issuance of Letters of Credit. Lender agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)              Each Borrower acknowledges that Lender's willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.

(b)             Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Lender. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Lender may require a new LC Application in its discretion.

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(c)              Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. No Indemnitee shall be liable to any Obligor or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Documents except as a result of its gross negligence or willful misconduct. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)             In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.       Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, on the same day ("Reimbursement Date"), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.

2.3.3.       Cash Collateral. If at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Lender's request, Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to provide any Cash Collateral as required hereunder, Lender may advance, as Revolver Loans, the amount of Cash Collateral required.

SECTION 3. INTEREST, FEES AND CHARGES

3.1.           Interest.

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3.1.1.       Rates and Payment of Interest.

(a)              The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. The Base Rate on the date hereof is % per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is % per annum for Base Rate Revolver Loans and % per annum for Term Loans constituting Base Rate Loans.

(b)             During an Insolvency Proceeding with respect to any Borrower, or during the existence of any other Event of Default if Lender in its discretion so elects, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)              Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day's interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) (A) on the first day of each month, if a Base Rate Loan, and (B) at the end of the applicable Interest Period, if a LIBOR Loan; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a)              Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)             Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.       Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period ("Interest Period") to apply, which interest period shall be 30, 60, or 90 days (if available from Lender); provided, however, that:

(a)              the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)               if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

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(c)              no Interest Period shall extend beyond the Revolver Termination Date; and no Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on the Term Loan.

3.1.4.       Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Lender determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Lender shall immediately notify Borrowers of such determination. Until Lender notifies Borrowers that such circumstance no longer exists, the obligation of Lender to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2.	Fees.

3.2.1.       Unused Line Fee. Borrowers shall pay to Lender a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitment exceeds the average daily Revolver Usage during the immediately preceding month (or, in the case of such payment made on the Commitment Termination Date, during the period commencing on the date the immediately preceding unused line fee was due and ending on the Commitment Termination Date). Such fee shall be payable in arrears, commencing on August 1, 2015, on the first day of each month thereafter and on the Commitment Termination Date.

3.2.2.       LC Facility Fees. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.	Closing Fee. On the Closing Date, Borrowers shall pay to Lender a closing fee of $45,575.00.

3.3.           Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.           Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Lender for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender's personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender's professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Lender, including fees paid hereunder. If, for any reason (including inaccurate reporting by any Borrower), it is reasonably determined that a higher Applicable Margin should have applied to a period than was actually applied, then, following Lender's consultation with Borrower Agent, the proper margin shall be applied retroactively and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

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3.5.           Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower Agent, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.           Inability to Determine Rates. If Lender notifies Borrower Agent in connection with a Borrowing, conversion or continuation of a LIBOR Loan that for any reason (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period, or (c) LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan, then Lender's obligation to make or maintain LIBOR Loans shall be suspended to the extent of the affected LIBOR Loan or Interest Period until Lender revokes the notice. Upon receipt of the notice, Borrower Agent may revoke any pending request for a Borrowing, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.	Increased Costs; Capital Adequacy.

3.7.1.       Increased Costs Generally. If any Change in Law shall:

(a)              impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);

(b)             subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes, or (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(c)              impose on Lender or any interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, Commitment or Loan Document;

and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue a Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

3.7.2.       Capital Requirements. If Lender determines that a Change in Law affecting Lender or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender's or such holding company's capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3.       LIBOR Loan Reserves. If Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if Lender notifies Borrowers of the additional interest less than 10 days prior to the interest payment date, then the additional interest shall be payable 10 days after Borrowers' receipt of the notice.

3.7.4.       Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Lender notifies Borrower Agent of the applicable Change in Law and of Lender's intention to claim compensation therefor.

3.8.           Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts under Section 5.8, then at the request of Borrower Agent, Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.9.           Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Lender all resulting losses and expenses, including loss of anticipated profits and any loss, expense or fee arising from redeployment of funds or termination of match fundings. For purposes of calculating amounts payable under this Section, Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

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3.10.        Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1.           Manner of Borrowing and Funding Revolver Loans.

4.1.1.       Notice of Borrowing.

(a)              Whenever Borrowers desire funding of a Revolver Loan, Borrower Agent shall give Lender a Notice of Borrowing. Such notice must be received by Lender by 11:00 a.m. (i) on the requested funding date for a Base Rate Loan, and (ii) at least two Business Days prior to the requested funding date for a LIBOR Loan. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)             Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Lender may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.

(c)              If a Borrower maintains a disbursement account with Lender or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2.       Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Lender. Borrowers shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by a Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower's behalf.

4.2.           Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, plus any increment of $100,000 in excess thereof. No more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

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4.3.           Borrower Agent. Each Borrower hereby designates Marquis ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrowing Base and financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.4.           One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender's Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5.           Effect of Termination. On the effective date of the termination of the Revolver Commitment, the Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1.           General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.           Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If an Overadvance exists at any time, Borrowers shall, on the sooner of Lender's demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from the disposition.

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5.3.	Repayment of Term Loan.

5.3.1.       Payment of Principal. The Term Loan shall be repaid on the first day of each month in consecutive monthly installments of $79,612, commencing on August 1, 2015 and continuing through the Term Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loan shall be due and payable in full. Once repaid, whether such repayment is voluntary or required, no portion of the Term Loan may be reborrowed.

5.3.2.	Mandatory Prepayments.

(a)            Concurrently with any Permitted Asset Disposition of Equipment or Real Estate, Borrowers shall prepay the Term Loan in an amount equal to the Net Proceeds of such disposition;

(b)             Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay the Term Loan in an amount equal to such proceeds, subject to Section 8.6.2;

(c)            Concurrently with any issuance of Equity Interests by a Borrower, Borrowers shall prepay the Term Loan in an amount equal to the net proceeds of such issuance; and

(d)             On the Commitment Termination Date, Borrowers shall prepay the entire Term Loan (unless sooner repaid hereunder).

5.3.3.       Optional Prepayments. Borrowers may, at their option from time to time, prepay the Term Loan, which prepayment must be at least $100,000, plus any increment of $100,000 in excess thereof. Borrowers shall give written notice to Lender of an intended prepayment of the Term Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 5 Business Days prior to the end of a month and shall be effective as of the first day of the next month.

5.3.4.       Interest; Application of Prepayments. Each prepayment of the Term Loan shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9, and shall be applied to principal in inverse order of maturity.

5.4.           Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.           Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6.           Application of Payments; Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations.

5.7. Account Stated. Lender shall maintain, in accordance with its customary practices, loanaccount(s) evidencing the Debt of Borrowers hereunder. Any failure of Lender to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

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5.8.	Taxes.

5.8.1.       Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)              All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.

(b)             If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)              Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender's option, timely reimburse Lender for payment thereof.

5.8.2.       Tax Indemnification. Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrowers shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrowers by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.8.3.       Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.8.4.       Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrowers the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

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5.8.5.       Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law as is necessary to enable Borrowers to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.8.6.       Documentation. Without limiting the foregoing, Lender shall deliver to Borrowers, from time to time upon reasonable request, executed originals of IRS Form W-9 or W-8BEN, certifying that Lender is exempt from U.S. federal backup withholding Tax. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrowers at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, "FATCA" shall include any amendments made to FATCA after the date hereof. If any form or certification delivered by Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrowers in writing of its inability to do so.

5.8.7.       Survival. Each party's obligations under this Section 5.8 shall survive any assignment by Lender of rights or obligations hereunder, termination of the Commitments, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

5.9.	Nature and Extent of Each Borrower's Liability.

5.9.1.       Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

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5.9.2.	Waivers.

(a)              Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section 5.9 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)             Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.9. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.9, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.9.3.	Extent of Liability; Contribution.

(a)              Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 5.9 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower's Allocable Amount.

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(b)             If any Borrower makes a payment under this Section 5.9 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.9 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)              Section 5.9.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Bank Products incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)             Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.9 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.9.4.       Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender's willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.

5.9.5.       Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1.           Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrowers hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied:

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(a)              Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)             Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)              Lender shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.

(d)             Lender shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Lender.

(e)              Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder as well as all of the transactions contemplated under the Marquis SPA Documents and the Mezzanine Debt Documents, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f)              Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)             Lender shall have received a written opinion of Baker Hostetler, as well as any local counsel to Borrowers or Lender, in form and substance satisfactory to Lender.

(h)             Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification.

(i)               Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(j)               Lender shall have completed its business, financial and legal due diligence of Obligors, including (i) a field examination, (ii) Inventory, Equipment and Real Estate appraisals, and (iii) a review of all material pending or threatened litigation or administrative proceedings and all environmental aspects of Borrowers' business, in each case with results satisfactory to Lender. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since January 3, 2015.

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(k)               Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(l)               Lender shall have received a Borrowing Base Certificate prepared as of June 29, 2015. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $3,000,000.

(m)            Borrowers shall have obtained consents and approvals from all Governmental Authorities and other third parties that are required by the Marquis SPA.

(n)             All conditions precedent to the effectiveness of the Marquis SPA shall have been satisfied (and not waived unless Lender shall have approved such waiver in its discretion) and the Marquis Acquisition shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(o)             Lender shall have received copies of the fully-executed Marquis SPA and the Marquis SPA Documents, certified by an officer of Borrower Agent to be true, correct and complete.

(p)             All conditions precedent to the effectiveness of the Equity Contribution Documents shall have been satisfied (and not waived unless Lender shall have approved such waiver in its discretion) and the Equity Contribution shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(q)             The transactions contemplated by the Mezzanine Debt Documents shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(r)              Agent shall have received copies of the fully-executed Equity Contribution Documents and the Mezzanine Debt Documents, certified by an officer of Borrower Agent to be true, correct and complete, each of which shall be in form and substance acceptable to Lender.

(s)              Lender shall have received (i) interim financial statements for Borrowers as of May 30, 2015, (ii) projections of Borrower's consolidated balance sheets, results of operations, cash flow and Availability for Fiscal Year 2015, month by month and (iii) all other financial and business information reasonably requested by Lender.

(t)               Lender shall be satisfied with all aspects of Obligors' corporate, capital and ownership structure and indebtedness.

(u)             Lender shall have completed all due diligence required for compliance with the PATRIOT Act and other Applicable Law and all background checks.

6.2.           Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)              No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)             The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)	All conditions precedent in any other Loan Document shall be satisfied;

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(d)             No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)             With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1.           Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)	all Accounts;

(b)	all Chattel Paper, including electronic chattel paper;

(c)	all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)	all Deposit Accounts;

(e)	all Documents;

(f)	all General Intangibles, including Intellectual Property;

(g)	all Goods, including Inventory, Equipment and fixtures;

(h)	all Instruments;

(i)	all Investment Property;

(j)	all Letter-of-Credit Rights;

(k)	all Supporting Obligations;

(l)               all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral;

(m)            all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)             all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary contained herein, in no event shall Excluded Assets constitute Collateral under this Agreement or any other Loan Document.

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7.2.	Lien on Deposit Accounts; Cash Collateral.

7.2.1.       Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Lender, upon request, all balances in any Deposit Account maintained for such Borrower, without inquiry into the authority or right of Lender to make such request.

7.2.2.       Cash Collateral. Cash Collateral may be invested, at Lender's discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3.	Real Estate Collateral.

7.3.1.       Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate located at (a) 2743 Highway 76, Chatsworth, Georgia 30705, (b) 325 Smyrna Church Road, Chatsworth, Georgia 30705, (c) 242 Treadwell Road, Chatsworth, Georgia 30705, (d) 1978 Highway 52 Alt., Chatsworth, Georgia 30705, (e) 1642 Duval Road, Chatsworth, Georgia 30705, (f) 1805 South Hamilton, Dalton, Georgia 30720, and (g) 2669 Lakeland Road, Dalton, Georgia 30720. The Mortgages shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Lender on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2.       Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Borrower hereby transfers and assigns to Lender all of such Borrower's right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4.	Other Collateral.

7.4.1.       Commercial Tort Claims. Borrowers shall promptly notify Lender in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2.       Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights with a face amount or representing Property having a value in excess of $100,000 and, upon Lender's request, shall promptly take such actions as Lender deems appropriate to effect Lender's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Lender's request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

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7.5.           Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6.           Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.

7.7.           Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

8.1.           Borrowing Base Certificates. By Wednesday of each week, Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous Friday, by the 15th day of each month, Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month and at such other times as Lender may request, Borrowers shall deliver to Lender a Borrowing Base Certificate. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer or the Treasurer, provided that Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.	Accounts.

8.2.1.       Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Borrower shall also provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request. If Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts or Eligible Factoring Credit Balances, as applicable, Borrowers shall notify Lender of such occurrence promptly (and in any event within two Business Days) after any Borrower has knowledge thereof.

8.2.2.       Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3.       Account Verification. Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

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8.2.4.       Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Lender. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender's control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank against any funds in the lockbox or Dominion Account, except offset rights for customary administrative charges. If a Dominion Account is not maintained with Lender, Lender may require immediate transfer of all funds in such account to a Dominion Account maintained with Lender. Lender assumes no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.       Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.	Inventory.

8.3.1.       Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions. Each Borrower shall also provide to Lender, on or before the 15th day of each month, inventory and reconciliation reports in form satisfactory to Lender, on such periodic basis as Lender may request. Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each physical count.

8.3.2.       Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to Lender for application to the Obligations.

8.3.3.       Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and except in the case of a bona fide dispute or exercise of set-off rights) at all locations where any Collateral is located.

8.4.	Equipment.

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8.4.1.       Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender. Promptly upon request, Borrowers shall deliver to Lender evidence of their ownership or interests in any Equipment.

8.4.2.       Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.4.3.       Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, normal wear and tear and obsolescence excepted. Except for normal wear and tear and obsolescence, each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

8.5.           Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts as of the Closing Date. Each Borrower shall take all actions necessary to establish Lender's control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender and, subject to the Debt and Lien Subordination Agreement, Mezzanine Lender) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.5 to reflect same.

8.6.	General Provisions.

8.6.1.       Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Lender.

8.6.2.	Insurance of Collateral; Condemnation Proceeds.

(a)              Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A, unless otherwise approved by Lender in its discretion) satisfactory to Lender. All proceeds under each policy shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as lender's loss payee; (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

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(b)             Any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations, other than the Term Loan. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to the Term Loan, then to Revolver Loans and then to other Obligations.

(c)              If requested by Borrowers in writing within 30 days after Lender's receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Lender; (iii) replacement buildings are constructed on the sites of the original casualties and are materially comparable in size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require; and (vi) the aggregate amount of such proceeds or awards requested to be used by Borrowers from any single casualty or condemnation does not exceed $750,000.

8.6.3.       Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers' sole risk.

8.6.4.       Defense of Title. Each Borrower shall take all reasonable actions to defend its title to Collateral and Lender's Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.           Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender's designee, may, without notice and in either its or a Borrower's name, but at the cost and expense of Borrowers:

(a)              Endorse a Borrower's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender's possession or control; and

(b)             During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x)   make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill any Borrower's obligations under the Loan Documents.

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SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1.           General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.       Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.       Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on any Obligor's Property.

9.1.3.       Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

9.1.4.       Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to (a) Lender's Lien and (b) to the extent subject to the Debt and Lien Subordination Agreement, the Permitted Lien in favor of the Mezzanine Lender, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5.       Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender's Liens.

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9.1.6.       Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)              it is genuine and enforceable in accordance with its terms and is not evidenced by a judgment;

(b)             it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)              it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Lender on request;

(d)             it is not subject to any offset, Lien (other than Lender's Lien, subject to the Debt and Lien Subordination Agreement or any subordination agreement for any other Subordinated Debt, Mezzanine Lender’s Lien and any Lien of a lender of other Subordinated Debt), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)              no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)              no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and

(g)             to the best of Borrowers' knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower's customary credit standards, is Solvent (except to the extent clauses (f)(i) and (ii) of the definition of "Eligible Account" apply), is not contemplating or subject to an Insolvency Proceeding (except to the extent clauses (f)(i) and (ii) of the definition of "Eligible Account" apply), and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

9.1.7.       Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since January 3, 2015, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

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9.1.8.       Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.       Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file (except where on extension authorized by Applicable Law), and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10.    Brokers. Except as set forth on Schedule 9.1.10, there are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower's knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property (other than off-the-shelf software) owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary, as of the Closing Date, is shown on Schedule 9.1.11.

9.1.12.    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.14.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.

9.1.15.    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

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9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower's knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money or allow termination of any Material Contract.

9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:

(a)              Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)             There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)              (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)             With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

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9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.    Labor Relations. No Borrower or Subsidiary is party to or bound by any collective bargaining agreement. Except as set forth on Schedule 9.1.20, no Borrower or Subsidiary is party to any management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower's or Subsidiary's employees, or, to any Borrower's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22.    Not a Regulated Entity. No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24.    OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

9.2.           Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1.        Affirmative Covenants. Until Full Payment of the Obligations, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisals.

(a)              Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.

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(b)             Reimburse Lender for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Lender deems appropriate, up to two times per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers agree to pay Lender's then standard charges for examination activities, including the standard charges of Lender's internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:

(a)              (i) as soon as available, and in any event within 120 days after the Closing Date,

(A)   an opening balance sheet as of a date not later than July 17, 2015, on a consolidated basis for Holdings, which balance sheet shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and (B) an opening balance sheet as of a date not later than July 17, 2015, unaudited and on a consolidating basis for each of the other Borrowers and Subsidiaries, (ii) as soon as available, and in any event within 120 days after the close of Fiscal Year 2015, (A) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for the period from the Closing Date through the end of such Fiscal Year, on a consolidated basis for Holdings, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Lender, and (B) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for the period from the Closing Date through the end of such Fiscal Year, unaudited and on a consolidating basis for the other Borrowers and Subsidiaries, and (iii) as soon as available, and in any event within 120 days after the close of each Fiscal Year thereafter, (A) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on a consolidated basis for Holdings, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Lender, and (B) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, unaudited and on a consolidating basis for the other Borrowers and Subsidiaries;

(b)             as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or Treasurer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or Treasurer of Borrower Agent;

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(d)             concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)              no later than 60 days after the end of each Fiscal Year, projections of Borrowers' consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f)              at Lender's request, a listing of each Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Lender;

(g)             promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)             promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)               such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or any Borrower's, Subsidiary's or other Obligor's financial condition or business;

(j)               as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Lender;

(k)             upon receipt or delivery thereof by or to any Obligor or Subsidiary, any notice of "Default" or "Event of Default" (under and as defined in the Mezzanine Debt Documents) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Mezzanine Loan Agreement and, upon execution thereof, any waiver, amendment or other modification to the Mezzanine Debt Documents;

(l)               upon receipt or delivery thereof by or to any Borrower, any notice of "Default" or "Event of Default" (under and as defined in the Factoring Agreements) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Factoring Agreements and, upon execution thereof, any waiver, amendment or other modification to the Factoring Agreements; and

(m)            at Lender's request at any time after any Borrower files or consents to the filing of a consolidated income tax return with any Person other than Borrowers and Subsidiaries under the limited circumstances set forth in Section 10.2.12, provide Lender with true, correct and complete copies of all filed consolidated income tax returns for the Person with which such Borrower files or consents to the filing of such consolidated income tax returns and evidence that such Person has timely and fully paid all Taxes owing to Governmental Authorities under such returns.

10.1.3.    Notices. Notify Lender in writing, promptly after a Borrower's obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000 not covered by insurance; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers' independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to the Mezzanine Loan Agreement; or (m) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to any Factoring Agreement.

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10.1.4.    Landlord and Storage Agreements. Upon reasonable request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A, unless otherwise approved by Lender in its discretion) satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $10,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Lender.

10.1.8.    Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Lender of any proposed modification to any such License, or entry into any new material License, in each case at least 10 days prior to its effective date; pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any such License.

10.1.9.    Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations (or, if requested by Borrowers and agreed to by Lender in its discretion, become a Borrower hereunder) in a manner reasonably satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall reasonably require to evidence and perfect a Lien in favor of Lender on all assets of such Person (other than Excluded Assets), including delivery of such legal opinions, in form and substance reasonably satisfactory to Lender, as it shall deem appropriate.

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10.1.10.    Depository Bank. Maintain Lender as its principal depository bank, including for the maintenance of all operating, collection, disbursement and other deposit accounts and for all Cash Management Services.

10.1.11.    Post-Closing Obligations. Use commercially reasonable efforts to address and ameliorate, to Lender's reasonable satisfaction, matters of concern for Lender with respect to that portion of the Collateral consisting of Real Estate.

10.2.        Negative Covenants. Until Full Payment of the Obligations, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)              the Obligations;

(b)             the Mezzanine Debt subject to the terms of the Debt and Lien Subordination Agreement as in effect on the date hereof;

(c) Subordinated Debt;

(d) Permitted Purchase Money Debt;

(e)              Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(f) Bank Product Debt incurred in the Ordinary Course of Business;

(g)             Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,000,000 in the aggregate at any time

(h) Permitted Contingent Obligations;

(i) Refinancing Debt as long as each Refinancing Condition is satisfied;

(j) Debt incurred pursuant to any intercompany loan permitted under Section 10.2.7;

(k)             guaranties by any Borrower of Debt or other obligations or another Borrower or Subsidiary with respect, in each case, to Debt otherwise permitted to be incurred under this Section 10.2.1; and

(l)               Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,500,000 in the aggregate at any time.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

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(a)              Liens in favor of Lender;

(b)             Liens in favor of the Mezzanine Lender securing the Mezzanine Debt permitted hereunder so long as the Debt and Lien Subordination Agreement remains in full force and effect with respect thereto;

(c) Purchase Money Liens securing Permitted Purchase Money Debt;

(d) Liens for Taxes not yet due or being Properly Contested;

(e)              statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)              Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender's Liens and are required or provided by law;

(g)              Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)             Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender's Liens;

(i)               easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)               normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k) existing Liens shown on Schedule 10.2.2;

(l)               Liens on the factored Accounts created for the purpose of evidencing the transfer and sale of Accounts sold to the Factors pursuant to the terms of the Factoring Agreements, provided that a Factor Intercreditor Agreement has been received by Lender and remains in effect with respect to each such Factoring Agreement;

(m) any interest or title of a lessor or sublessor under any lease permitted hereunder;

(n)             any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real Property not materially detracting from the value of such real Property; and

(o)             Liens incurred in the Ordinary Course of Business on deposits made in connection with workers' compensation, unemployment insurance and other types of social security that are junior to Lender's Liens.

10.2.3. Reserved.

10.2.4.    Distributions; Upstream Payments. (a) Declare or make any Distributions, except: (i) Upstream Payments, (ii) Permitted Tax Distributions, and (iii) Permitted Non-Tax Distributions.

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(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5. Restricted Investments. Make any Restricted Investment.

10.2.6.    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7.    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

10.2.8.       Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a)    Subordinated Debt (other than Subordinated Debt of the type described in the following clause (b)), except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or

(b)  The Mezzanine Debt, except to the extent expressly permitted under the terms of the Debt and Lien Subordination Agreement; or

(c)  Borrowed Money (other than the Obligations, the Mezzanine Debt and Subordinated Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender).

10.2.9.       Fundamental Changes. (a) Without giving 30 days prior written notice to Lender, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; (b) liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly- owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (ii) Permitted Acquisitions.

10.2.10.    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors' qualifying shares.

10.2.11.    Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12.    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries or any corporation that owns all of the Equity Interests of any Obligor.

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10.2.13.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.    Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date (or similar related business) and any activities incidental thereto.

10.2.17.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents or the Marquis SPA Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors' fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.

10.2.18.    Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.    Amendments to Mezzanine Debt, Factoring Agreements and Other Subordinated Debt.

(a)              Amend, supplement or otherwise modify any document, instrument or agreement relating to the Mezzanine Debt, except to the extent expressly permitted under the terms of the Debt and Lien Subordination Agreement.

(b)             Amend, supplement or otherwise modify any Factoring Agreement, except to the extent expressly permitted under the terms of the applicable Factor Intercreditor Agreement.

(c)              Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt (other than Subordinated Debt of the type described in the foregoing clause (a)), if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.        Financial Covenants. As long as any Commitment or Obligations are outstanding, Borrowers shall:

10.3.1.    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.05 to 1.0, tested as of the last day of each month for the twelve consecutive months ending on such day.

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SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.        Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)              Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)             Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)              A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)             An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)              A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

(f)              Any breach or default of an Obligor occurs (after giving effect to any applicable grace period thereunder) under (i) any Hedging Agreement; (ii) any Mezzanine Debt Document; (iii) any Factoring Agreement; or (iv) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)             Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $750,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)             A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $500,000;

(i)               An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs except in connection with a merger or consolidation with another Obligor that is permitted under this Agreement; or an Obligor is not Solvent;

(j)               An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

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(k)             An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)               An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)            A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2.        Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:

(a)              declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)             terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)              require Obligors to Cash Collateralize their LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans; and

(d)             exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers' expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor's premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.        License. To the extent permitted under the terms of any underlying license or sublicense agreements (if applicable), Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license during the existence of an Event of Default (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower's rights and interests under Intellectual Property shall inure to Lender's benefit.

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11.4.        Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.	Remedies Cumulative; No Waiver.

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. MISCELLANEOUS

12.1.        Amendments and Waivers.

12.1.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents.

12.1.2.    Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document; provided, however, that only the consent of the parties to a Bank Product agreement shall be required for any modification of such agreement. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

12.2.        Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non- appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

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12.3.	Notices and Communications.

12.3.1.    Notice Address. Subject to Section 4.1.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

12.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.2. Lender make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

12.3.3.    Platform. Borrowing Base information, reports, financial statements and other materials shall be delivered by Borrowers pursuant to procedures approved by Lender, including electronic delivery (if possible) upon request by Lender to an electronic system maintained by it ("Platform"). Borrowers shall notify Lender of each posting of reports or other information on the Platform. All information shall be deemed received by Lender only upon its receipt of such notice. The Platform is provided "as is" and "as available." NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY LENDER WITH RESPECT TO THE PLATFORM. Lender does not warrant the adequacy or functioning of the Platform, and expressly disclaims liability for any issues involving the Platform. No Indemnitee shall have any liability to Borrowers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of any information over the internet.

12.3.4.    Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

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12.4.        Performance of Borrowers' Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

12.5.        Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

12.6.        Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

12.7.        Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

12.8.        Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

12.9.        Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

12.10.     No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm's-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

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12.11.     Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case Lender shall notify Borrower Agent to the extent Lender is lawfully permitted to do so); (c) to the extent required by Applicable Law or by any subpoena or other legal process (in which case Lender shall notify Borrower Agent to the extent Lender is lawfully permitted to do so); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, subject to Borrower Agent's prior written consent, Lender may publish or disseminate general information concerning this credit facility, and may use Borrowers' logos, trademarks or product photographs in advertising materials. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Lender on a nonconfidential basis prior to disclosure by an Obligor or Subsidiary, provided, that in the case of information received from an Obligor or Subsidiary after the Closing Date, such information is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non- public information in accordance with Applicable Law.

12.12.     GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

12.13.	Consent to Forum.

12.13.1.    Forum. EACH BORROWER HEREBY CONSENTS TO THE NON- EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE NORTHERN DISTRICT OF GEORGIA OR COBB COUNTY, GEORGIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

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12.13.2.    Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

12.14.     Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.15.     Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the Patriot Act, Lender is required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers' management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Lender may request from time to time in order to comply with any obligations under "know your customer," anti-money laundering or other requirements of Applicable Law.

12.16.     NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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